Exhibit 10.64

June 16, 2008

Mr. Michael L. Kranda

[Address]

Dear Michael:

It is with great pleasure that I invite you to join the Anesiva team. We are building an exciting company with a deep pipeline that will be largely focused on developing and commercializing products for pain management. The most important component of any successful company is its people. To successfully accomplish our goals, we are assembling a world-class team to support our development, manufacturing and commercialization efforts.

Anesiva, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your title will be President and Chief Executive Officer, and you will report to the Company’s Board of Directors (“Board”). You agree to devote your best efforts and substantially all of your business time and attention to the business of the Company, except for vacation periods as set forth herein, reasonable periods of illness or other incapacities permitted by the Company’s general employment policies, and as otherwise authorized herein. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Board of Directors. You will be appointed to the Board and you agree to serve as a director of the Company. You agree that in the event your employment with the Company is terminated for any reason, either voluntarily or involuntarily, with or without Cause, you shall resign your position as a member of the Board simultaneously with the termination of your employment.

3. Salary. Subject to adjustment pursuant to the Company’s employment compensation policies as in effect and revised from time to time, your gross semimonthly base salary will be $18,750 (equivalent to an annualized rate of $450,000 per year), payable in accordance with the Company’s standard payroll schedule. Employees are currently paid on the 15th and the last day of the month.

4. Signing Bonus. You will receive a $100,000 signing bonus within 30 days of employment. You agree to repay to the Company the total amount of the signing bonus if your employment terminates for any reason within six (6) months of the first day of employment.

5. Discretionary Bonus. You will be eligible to earn an annual target bonus of fifty percent (50%) of your base salary in effect during the bonus year. Whether your annual bonus is earned, and the amount of the annual bonus (if any), will be determined under the terms of the Company’s annual bonus program (as adopted by the Compensation Committee of the Board). The Board will determine, in its sole discretion, the applicable corporate performance targets for each bonus year, which may include corporate financial goals, business development goals, and preclinical and clinical development goals. In order to be eligible to earn your annual bonus, you must remain an active employee of the Company through the end of the applicable work year and you will not earn any of your annual bonus if your employment terminates for any reason before the end of the applicable work year. The Company shall have the discretion to structure some or all of your annual bonus so that it qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Your annual bonus target will be reviewed annually and may be adjusted by the Board in its discretion; provided, however, that your annual bonus target may only be decreased upon your written consent.

6. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits including Health Insurance coverage for you and your dependents. The Company reserves the right to modify, change, or discontinue all or part of these benefits at any time at its sole discretion.

7. Stock Option Grants. Subject to the approval of the Board, you will be granted an option to purchase 500,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2003 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in twenty-five percent (25%) of the option shares after twelve (12) months of continuous service, and the balance will vest in equal monthly installments over the next thirty-six (36) months of continuous service, as described in the applicable Stock Option Agreement. You will be eligible for equity grants in January of each calendar year in accordance with the Company’s Board-approved compensation programs.

8. Background Screen. This employment offer is contingent upon successful results from background screening of any and all of your applicable driving and criminal records and verification of your social security number, college degree(s), and recent employment. By signing this letter you consent to the Company conducting such screening.

9. Employee Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Proprietary Information and Inventions Agreement.

10. Proof of Authorization to Work in the United States. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Failure to provide proper identification may delay placement on payroll and ultimately result in mandatory termination.

11. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or advance notice. The “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chairman of the Board.

12. Termination Without Cause. The Company may terminate your employment with the Company at any time without Cause, upon notice to you. In the event your employment is terminated without Cause, and provided that you remain in compliance with this offer letter agreement, the Company shall: (a) pay you as severance (“Severance”) an amount equivalent to twelve (12) months of your base salary, subject to payroll withholding and deduction, and payable upon the Company’s regular payroll schedule; and (b) pay monthly premiums for twelve (12) months to continue health care coverage for you and your dependents pursuant to COBRA (“COBRA Premiums”), provided that you timely elect COBRA continued coverage.

13. Termination for Cause. The Company may terminate your employment with the Company at any time for Cause, determined in the Board’s discretion, upon notice to you. In the event your employment is terminated at any time with Cause, you will not be entitled to Severance, COBRA Premiums, pay in lieu of notice or any other such compensation. For all purposes under this letter agreement, “Cause” means (a) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, (b) a material breach of any agreement between you and the Company, (c) a failure to comply with the Company’s written policies or rules after 30 days’ written notice that you must comply, (d) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (e) gross negligence or willful misconduct (f) insubordination, or (g) any repeated failure to perform assigned duties.

14. Termination for Good Reason. You may voluntarily terminate your employment for “Good Reason” by notifying the Company in writing, within ten (10) days after the occurrence of one of the following events, that you intend to terminate your employment for Good Reason in thirty (30) days: (a) the assignment to you or removal of any duties or responsibilities which result in the material diminution of your position; provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring corporation will not by itself result in a diminution of your position; (b) a reduction in your annual base salary by greater than ten percent (10%), except to the extent the base salaries of all other executive officers of the Company are reduced by the same or greater percentage; or (c) a relocation of the Company’s principal executive offices to a location outside the San Francisco Bay Area. In the event you terminate your employment for Good Reason, you will be eligible for Severance and COBRA Premiums.

15. Termination for Disability. The Company may terminate your employment for “Disability”, defined as your incapacity to perform the essential functions of your job for a period of ninety (90) calendar days, or for at least sixty-five (65) business days within a twelve (12)-month period provided that the Company will act upon this provision only in compliance with the Family Medical Leave Act, and the Americans with Disabilities Act.

16. Change in Control. You will be entitled to the benefits provided in the Company’s amended and restated Executive Change in Control Severance Benefit Plan (the “Plan”), a copy of which is enclosed, in the event of a Change in Control (as defined in the Plan).

17. Deferred Compensation. Because of the uncertainty of the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to payment of Severance, you hereby agree that if any Severance is subject to the provisions of Section 409A of the Code by reason of this Agreement, or any part thereof, being considered a “nonqualified deferred compensation plan” pursuant to Section 409A of the Code, then such payments shall be made in accordance with, and this offer letter agreement shall be amended to comply with, Section 409A of the Code, including, without limitation, any necessary delay of six (6) months applicable to payment of deferred compensation to a “specified employee” (as defined in Section 409A(2)(B)(i) of the Code) upon separation from service.

18. Release. You agree to provide the Company with an executed and effective general release in a form acceptable to the Company, as a condition of receipt of any Severance or COBRA Premiums under this offer letter agreement.

19. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company and you will not serve on more than one for profit entity board of directors without the written consent of the Board. Consent of the Company is granted for your participation in the outside activities described in the attached Exhibit A, to the extent of and for the periods of time described therein. While you render services to the Company you also will not assist any person or entity in competing with the Company or in preparing to compete with the Company. In addition, while you render services to the Company and for one (1) year thereafter, you will not engage in, and will not assist any person or entity in, soliciting, recruiting, or hiring away from the Company any employees or consultants of the Company.

20. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

21. Arbitration. You and the Company agree to waive any rights to a trial before a judge or jury and agree to confidential arbitration before a neutral arbitrator of any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery authorized by the California Arbitration Act or the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration will take place in San Mateo County or, at your option, the county in which you primarily worked with the Company at the time when the arbitrable dispute or claim first arose.

You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Both the Company and you will be responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

The foregoing notwithstanding, this arbitration provision does not apply to workers’ compensation or unemployment insurance claims.

If an arbitrator or court of competent jurisdiction (the “Neutral”) determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral shall modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.

22. Entire Agreement. This letter agreement, together with the Employee Proprietary Information and Inventions Agreement, constitute the entire agreement between you and the Company and forms the complete, final, and exclusive embodiment of our agreement with regard to the subject matters covered. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company. It cannot be modified or amended except in a writing signed by the Chairman of the Board.

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We hope that you will accept our offer to join the Company. This offer is contingent upon your acceptance by June 16, 2008 and upon your starting work with the Company on or before June 16, 2008. Please indicate your acceptance of this offer by signing both copies of this offer letter and returning one original to me. The other original of the offer letter is for your files. In addition, please fax your acceptance to our confidential fax machine. The facsimile number is                     . Please, also sign the two copies of the Proprietary Information and Inventions Agreement and return one of each with the offer letter in the enclosed Federal Express envelope.

I await a positive response and anticipate the valuable contribution that you will make to Anesiva.

Very truly yours,

ANESIVA, INC.

By:	/s/ RODNEY A. FERGUSON
Rodney A. Ferguson

I have read, and accept and agree to, this letter agreement:

/s/ MICHAEL KRANDA
Signature of Michael Kranda

Start Date:	6/16/08

Dated:	6/16/08

cc:

Enclosures:

Executive Change in Control and Severance Plan

Exhibit A

Independent Consulting agreement with Vulcan Capital: The Vulcan agreement describes the terms upon which Michael Kranda serves as Vulcan’s designee on the boards of specific portfolio companies. Designated companies are; PTC Therapeutics, BiPar and Raven. The Vulcan agreement may be terminated by either party subject to 14 day notice, agreement expires on June 30, 2008 and is expected to be renewed reflecting the following agreement with Anesiva.

PTC: It is understood that Mr. Kranda will continue to serve on the PTC board in the long term, either continuing as Vulcan’s representative under the above mentioned contract or an independent director at the discretion of the PTC Board.

BiPar: BiPar, a “virtual” company with a single clinical program, is located in South San Francisco at Sierra Point. It is understood that Mr. Kranda will provide due notice and resign from this board effective 12/31/ 2008.

Raven: It is understood that Mr. Kranda’s duties as director and chairman of Raven will terminate pending sale/disposition of the company or via resignation on August 1, 2008, which ever occurs sooner.